STATE OF NEVADA
ARTICLE OF AMENDMENT
OF
ARTICLES OF INCORPORATION

eWellness Healthcare Corporation, a corporation organized and existing under and by virtue of the NRS 78 of the State of Nevada does hereby certify:

FIRST: That at a meeting of the Board of Directors of eWellness Healthcare Corporation (the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the Articles of Incorporation of said Corporation, declaring said amendment to be advisable and based upon the written consent of stockholder of said Corporation holding a majority of the outstanding shares of common stock for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Articles of Incorporation of this Corporation be amended by changing the ARTICLE VI so that, as amended, said Article shall be and read as follows:

"ARTICLE VI: The Corporation shall be authorized to issue twenty billion and 20 million (20,020,000,000) shares of capital stock, of which twenty billion (20,000,000,000) shares shall be shares of common stock, par value $0.001 per share ("Common Stock") and twenty million (20,000,000) shares shall be shares of preferred stock, par value of $0.001 per share, which may be issued in one or more series ("Preferred Stock"). The Board of Directors of the Corporation is authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof pursuant to NRS 78.195."

SECOND: That thereafter, pursuant to resolution of its Board of Director, and based upon the written consent of holder of a majority of the shares of common of said Corporation in accordance with section 78.320 of Nevada Revised Statutes, the necessary number of shares as required by statute, were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of NRS 78 of the State of Nevada.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 14th day of February, 2020.

By:

Name: Darwin Fogt

Title: Chief Executive Officer, President and Director